Exhibit 16.1

Ernst & Young LLP 5 Times Square New York, NY 10036	Tel: +1 212 773 3000 www.ey.com

May 5, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 5, 2016, of New York & Company, Inc. and are in agreement with the statements contained in the four paragraphs under (a) Dismissal of Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST & YOUNG LLP

A member firm of Ernst & Young Global Limited